EXHIBIT 99


Standard Parking Corporation Reports Strong Second Quarter and First Half Results; Repays All 9.25% Debt; Raises Guidance for 2006

    CHICAGO--(BUSINESS WIRE)--Aug. 2, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced second quarter 2006 earnings per share of $0.43 as compared with $0.40 per share in the second quarter of 2005. Revenue (excluding reimbursed management contract expense) and gross profit for the 2006 second quarter grew 4% and 7%, respectively. Pre-tax income increased by 15%.

    Second Quarter Highlights

    -- Revenue (excluding reimbursed management contract expense) and gross profit growth of approximately 4% and 7%, respectively

    -- Pre-tax income increased by more than 15% despite the continuing effects of Hurricane Katrina

    --  Free cash flow of $13.6 million or $1.33 per share

    --  Location retention reached 92%, highest level since 1998

    --  Repurchased 105,000 shares of common stock for $3.0 million

    -- Amended senior credit facility to provide $45 million increase in borrowing capacity, more favorable pricing and extension of term through June 2011

    -- Announced redemption of all remaining 9.25% senior subordinated notes effective July 31, 2006

    2006 Year Guidance Raised

    --  EPS expectation of $1.60 - $1.70 (an increase of $0.10)

    -- Pre-tax income per share expectation of $1.84 - $1.94 (an increase of $0.10)

    --  Free cash flow of $20 million or higher

    James A. Wilhelm, President and Chief Executive Officer, said, "We are obviously pleased to deliver yet another quarter of solid operating results. Strong 15% growth in pre-tax income reflects the Company's ongoing ability to provide consistent, predictable financial results despite the continuing impact of Hurricane Katrina.
    "We added 18 net new locations during the second quarter of 2006, and our retention rate for existing business improved to 92% for the twelve months ended June 30, 2006. Our improving retention rate speaks to our product and our ability to deliver it, whether through stringent internal auditing of our revenue controls, our parker-oriented amenity programs or our technological solutions for clients. The fact that we are winning more than we are losing provides further evidence that our product is being well received in the market."

    Second Quarter Operating Results

    Revenue for the second quarter of 2006, excluding reimbursed management contract expense, increased by approximately 4% to $64.9 million from $62.5 million in the year ago period. Excluding New Orleans, revenue from same locations (locations open more than one year) increased by 6% as compared to the second quarter of 2005.
    Gross profit in the quarter increased by more than 7% to $18.8 million from $17.5 million a year ago, despite the fact that gross profit from the Company's New Orleans operations was $0.5 million less than the year ago period due to Hurricane Katrina. While the recovery in New Orleans continues, progress is slow and not all of the City's operations are back to pre-Hurricane levels. During the second quarter, however, the Company did resume collections from the City's on-street meters, and now is collecting revenues from 3,800 parking spaces. An insurance claim for the Company's Hurricane-related losses has been filed, although no final determination is expected before the end of 2006. Second quarter 2006 gross profit included $0.2 million realized from the Sound Parking portfolio, which was partially offset by a $0.1 million charge related to an operation in Minnesota. The contract for the Minnesota location was terminated as of the end of May 2006, and the Company does not expect any further financial obligations related to that contract. Same location gross profit increased by 6% during the second quarter, and would have been 8% excluding New Orleans.
    General and administrative expenses increased by approximately 9% to $10.1 million from $9.2 million a year ago. The increase was due partially to the January acquisition of the Sound Parking operations of $0.1 million and stock compensation expense of $0.2 million resulting from the adoption of FAS 123R. Also, audit and Sarbanes-Oxley costs were incurred earlier in the year this year as compared to last year contributing to $0.2 million of the increase in G&A. The remainder of the increase was due to resource investments in new initiatives that began in the latter part of 2005. Second quarter 2006 general and administrative expenses were down $0.6 million, or almost 6% as compared to the 2006 first quarter, and the Company expects that its underlying G&A run rate for the remainder of 2006 will be consistent with second quarter levels.
    Second quarter 2006 operating income increased by almost 6% to $7.2 million versus $6.8 million in the year ago quarter.
    Free cash flow was used to reduce borrowings, resulting in reduced leverage and borrowing rates. Therefore, despite a higher interest rate environment, interest expense for the second quarter of 2006 decreased by almost 11% to $2.2 million from $2.5 million a year ago. Pre-tax income for the second quarter increased by more than 15% to $5.0 million, or $0.49 per share, from $4.4 million, or $0.41 per share, in the second quarter of 2005. The Company expects its 2006 book tax provision to be approximately 15% in the absence of any changes to the valuation allowance for its deferred tax assets. Given the potential for significant fluctuation in GAAP tax expense, the Company considers year-over-year growth in pre-tax income to be the most meaningful measure of its overall earnings performance. The Company continues to expect its cash tax expense to be under 5% for 2006.
    Net income for the 2006 second quarter was $4.4 million, or $0.43 per share, versus $4.3 million, or $0.40 per share, a year ago.
    Free cash flow for the second quarter was $13.6 million as compared with $2.8 million a year ago. As noted in the first quarter release, there was a permanent shift in the timing of approximately $3.0 million in payments under the Company's performance-based compensation program, from the 2005 second quarter to the first quarter of 2006 (and subsequent years). Normal fluctuations in the timing of payments, collections and certain accruals can impact free cash flow significantly. In the first quarter of 2006, such fluctuations resulted in negative cash flow. As expected, many of these items reversed in the second quarter, resulting in the higher free cash flow. Free cash flow was used to repay debt and repurchase shares of the Company's stock in open market transactions totaling $3.0 million. The Company repurchased approximately 105,000 shares at an average price of $28.50. Through June 2006, the Company has repurchased stock at a cost totaling $6.0 million of the $7.5 million authorized by the Board.

    Debt Refinancing

    As previously announced, the Company has entered into an amended and restated senior credit agreement. The $135 million revolving facility, which matures in June 2011, represents a commitment increase of $45 million. Key changes to the credit agreement consist of a reduction in the pricing of the LIBOR Margin, Base Rate Margin and the Letter of Credit Fee Rate of up to 50 basis points.
    On July 31, the Company repaid the remaining principal balance of $48.9 million, along with accrued interest, on all of its remaining 9.25% Notes with lower cost borrowings under its senior credit agreement.
    As a measure of protection against rising interest rates, on August 1, 2006, the Company purchased a three-year interest rate cap on $50 million of revolving borrowings, which will cap LIBOR at 5.75%.
    Wilhelm commented, "Our debt refinancing represents the latest step in our ongoing efforts to lower the cost of our debt financing and overall cost of capital while maintaining a high degree of financial flexibility. Our consistent performance from both an earnings and cash flow perspective has enabled us to refinance our debt and achieve an expected cost savings of $0.04 per share for the remainder of 2006."

    Recent Developments

    Significant contract awards achieved during the second quarter include:

    -- A multi-year contract to manage over 15,000 parking spaces at the Portland International Airport in Portland, Oregon. Four other parking operators, including the incumbent, had competed for this contract.

    --  Expansion of the Company's contract with the Cincinnati
        Airport to include shuttle bus services to transport employees and customers from the terminals to remote parking lots.

    -- A contract to manage 6,000 parking spaces serving the newly constructed Toyota Park in Chicago, permanent home to Major League Soccer's Chicago Fire. The 28,000 seat stadium will also host concerts and other special events throughout the year. With the award of this new contract, Standard Parking now manages every major sports stadium parking facility in the Chicago area.

    -- A multi-year contract to manage parking at the Gateway East and Gateway North garages in Cleveland, Ohio. The parking garages serve the downtown Cleveland market as well as Jacobs Field, home of Major League Baseball's Cleveland Indians, as well as Quicken Loans Arena, home to the National Basketball Association's Cleveland Cavaliers.

    -- A contract to manage the parking serving the Pearl Harbor Visitors Center in Honolulu. The parking lot provides visitor parking for the Battleship USS Missouri Memorial and the USS Bowfin Submarine Museum, as well as overflow parking for the USS Arizona Memorial.

    -- A contract awarded by the New York City Economic Development Corporation to manage two parking facilities containing 850 parking spaces and shuttle busses that serve the Staten Island Ferry.

    -- A multi-year contract awarded to operate Market Place I & II in Seattle, Washington. The award enhances the relationship between Standard Parking and Tishman Speyer, one of the world's leading owners, developers and operators of first-class real estate.

    -- Expansion of the Company's contract with New York Hospital Queens to include a shuttle operation that transports employees, physicians and visitors to and from area parking facilities to the Medical Center.

    Year-to-Date Results

    Revenue for the first half of 2006, excluding reimbursed management contract expense, increased by over 4% to $128.5 million from $123.0 million in the first half of 2005.
    Gross profit for the first half of 2006 increased over 12% to $37.6 million from $33.5 million in the year ago period. The Sound Parking portfolio in Seattle that the Company acquired in January 2006 generated $0.4 million of gross profit in 2006. Gross profit for 2006 was negatively affected, however, by $0.8 million due to the continuing impact of Hurricane Katrina and by a $0.2 million charge related to the terminated Minnesota operation.
    General and administrative expenses for the first six months of 2006 increased 13% to $20.7 million from $18.3 million for the first six months of 2005. Aside from the ongoing costs related to permanent resource investment in growth initiatives, other contributing factors include expenses associated with the acquired Sound Parking operations of $0.3 million, stock compensation expense of $0.3 million, and additional audit and Sarbanes-Oxley expenses of $0.2 million.
    Operating income for the first half of 2006 increased almost 22% to $13.9 million from $11.4 million in the first half of 2005. Excluding the $0.9 million valuation allowance taken in the first quarter of 2005, first half 2006 operating income would have increased 13% over first half 2005 results.
    Interest expense decreased by $0.5 million to $4.4 million for the first six months of 2006, due to a reduction in outstanding borrowings and applicable rates.
    Pre-tax income was $9.4 million, an increase of almost 46% over the same period last year. After adjusting for last year's valuation allowance, pre-tax income for the first six months of 2006 increased 28% as compared with the same period of 2005.
    Income tax expense was $1.3 million for the first six months of 2006 as compared with $0.1 million for the six months of 2005 due to the recording of $0.5 million of quarterly deferred tax expense. Net income for the first half of 2006 was $8.2 million as compared with $6.4 million in the same period of 2005, an increase of 29%. This translates to earnings per share of $0.79 for the first half of 2006 as compared with $0.60 for the same period last year.
    The Company generated $10.8 million of free cash flow during the first half of 2006 as compared with $8.7 million during the first half of 2005. With the elimination of semi-annual interest payments that will result from the Company's July 2006 redemption of all of its outstanding 9.25% Notes, the timing of free cash flow will change from its historical patterns, even without the normal fluctuations in working capital. The Company nevertheless continues to expect to generate at least $20 million in 2006 free cash flow.
    Wilhelm concluded, "Our pipeline for new business remains strong, especially in our airport and hospital / university businesses. In the Airport Division, we retained every contract that was up for bid during the first two quarters and added some new inventory. We are on track with what we have forecasted in terms of deals for the third and fourth quarters.
    "As expected, our recent acquisition of the Sound Parking portfolio is providing benefits through its integration into our operations in the Pacific Northwest. We are successfully leveraging its relationships with our size to participate in major transactions in that marketplace that neither Company would have been able to accomplish on its own.
    "Finally, due to our stock's performance and the resulting increase in our market capitalization, Standard Parking recently was added to the Russell 2000 Index. We look forward to the increased visibility that this recognition will bring."

    Financial Outlook

    Based on the year-to-date results, the Company is raising its net earnings guidance for the 2006 year by $0.10 to $1.60 - $1.70 per share. The Company also is raising its pre-tax income per share expectation by $0.10 to $1.84 - $1.94. The Company also reaffirms its expectation that free cash flow will be $20 million or higher for the year.

    Conference Call

    The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, August 3, 2006, and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.
    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 parking facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.
    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2005 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.
    DISCLOSURE NOTICE: The information contained in this document is as of August 2, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year; and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).

                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                    June 30, 2006    December 31, 2005
                                  -----------------  -----------------
              ASSETS
Current assets:
  Cash and cash equivalents        $         6,825    $        10,777
  Notes and accounts receivable,
   net                                      37,097             40,707
  Prepaid expenses and supplies              2,521              2,217
  Deferred income taxes                      1,961              1,961
                                  -----------------  -----------------
    Total current assets                    48,404             55,662

Leaseholds and equipment, net               16,814             17,416
Long-term receivables, net                   5,280              4,953
Advances and deposits                        1,153              1,330
Goodwill                                   119,136            118,781
Other assets, net                            3,362              3,211
                                  -----------------  -----------------

    Total assets                   $       194,149    $       201,353
                                  =================  =================

  LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                 $        29,895    $        31,174
  Accrued and other current
   liabilities                              25,568             30,153
  Current portion of long-term
   borrowings                                3,121              3,763
                                  -----------------  -----------------
    Total current liabilities               58,584             65,090

Deferred income taxes                        2,523              1,561
Long-term borrowings, excluding
 current portion                            82,075             88,345
Other long-term liabilities                 23,920             21,944
Convertible redeemable preferred
 stock, series D 18%, par value
 $100 per share, 10 shares issued
 and outstanding                                 1                  1

Common stockholders' equity:
  Common stock, par value $.001
   per share; 12,100,000 shares
   authorized; 10,052,462 shares
   issued and outstanding as of
   June 30, 2006 and common stock,
   par value $.001 per share,
   12,100,000 shares authorized;
   10,126,482 shares issued and
   outstanding as of December 31,
   2005                                         10                 10
  Additional paid-in capital               185,269            187,616
  Accumulated other comprehensive
   income                                      229                419
  Accumulated deficit                     (155,464)          (163,633)
  Treasury stock, at cost, 104,969
   shares                                   (2,998)                --
                                  -----------------  -----------------
    Total common stockholders'
     equity                                 27,046             24,412
                                  -----------------  -----------------

    Total liabilities and common
     stockholders' equity          $       194,149    $       201,353
                                  =================  =================



                     STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
    (in thousands, except for share and per share data, unaudited)

                        Three Months Ended        Six Months Ended
                      -----------------------  -----------------------
                        June 30,    June 30,     June 30,    June 30,
                         2006        2005         2006        2005
                      ----------- -----------  ----------- -----------
Parking services
 revenue:
  Lease contracts       $ 38,677    $ 39,140    $  77,031   $  77,867
  Management contracts    26,220      23,315       51,457      45,132
                      ----------- -----------  ----------- -----------
                          64,897      62,455      128,488     122,999
  Reimbursement of
   management contract
   expense                82,897      84,903      170,937     167,435
                      ----------- -----------  ----------- -----------
    Total revenue        147,794     147,358      299,425     290,434

Cost of parking
 services:
  Lease contracts         34,862      35,330       69,666      70,701
  Management contracts    11,212       9,578       21,235      18,757
                      ----------- -----------  ----------- -----------
                          46,074      44,908       90,901      89,458
  Reimbursed
   management contract
   expense                82,897      84,903      170,937     167,435
                      ----------- -----------  ----------- -----------
    Total cost of
     parking services    128,971     129,811      261,838     256,893

Gross profit:
  Lease contracts          3,815       3,810        7,365       7,166
  Management contracts    15,008      13,737       30,222      26,375
                      ----------- -----------  ----------- -----------
    Total gross profit    18,823      17,547       37,587      33,541

General and
 administrative
 expenses                 10,053       9,210       20,734      18,304
Depreciation and
 amortization              1,525       1,493        2,970       2,957
Valuation allowance
 related to long-term
 receivables                  --          --           --         900
                      ----------- -----------  ----------- -----------

Operating income           7,245       6,844       13,883      11,380
Other expenses
 (income):
  Interest expense         2,194       2,463        4,380       4,847
  Interest income            (70)        (77)        (144)       (154)
                      ----------- -----------  ----------- -----------
                           2,124       2,386        4,236       4,693
Income before minority
 interest and income
 taxes                     5,121       4,458        9,647       6,687

Minority interest             74          87          198         208
Income tax expense           682         108        1,280         125
                      ----------- -----------  ----------- -----------
Net income              $  4,365    $  4,263    $   8,169   $   6,354
                      =========== ===========  =========== ===========

Common Stock Data:
Net income per common
 share:
Basic                   $   0.44    $   0.41    $    0.81   $    0.61
Diluted                 $   0.43    $   0.40    $    0.79   $    0.60
Weighted average
 common shares
 outstanding:
Basic                 10,006,370  10,288,457   10,064,119  10,372,806
Diluted               10,267,312  10,567,468   10,322,185  10,647,256



                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    (in thousands, except for share and per share data, unaudited)


                                                Six Months Ended
                                          ----------------------------
                                          June 30, 2006  June 30, 2005
                                          -------------  -------------

Operating activities:
Net income                                  $    8,169     $    6,354
Adjustments to reconcile net loss to net
 cash provided by (used in) operations:
  Depreciation and amortization                  2,712          2,881
  Loss on sale of assets                           258             76
  Amortization of deferred financing costs         358            368
  Amortization of carrying value in excess
   of principal                                    (96)           (88)
  Non-cash stock option compensation
   expense                                         325             --
  (Reversal) provision for losses on
   accounts receivable                            (280)           147
  Deferred income taxes                            962             --
  Valuation allowance related to long-term
   receivables                                      --            900
  Change in operating assets and
   liabilities                                    (306)        (1,156)
                                          -------------  -------------
Net cash provided by operating activities       12,102          9,482

Investing activities:
Purchase of leaseholds and equipment              (678)          (408)
Contingent purchase payments                      (150)          (171)
                                          -------------  -------------
Net cash used in investing activities             (828)          (579)

Financing activities:
Repurchase of common stock                      (5,997)        (4,299)
Proceeds from exercise of stock options            327             14
Payments on senior credit facility              (6,650)        (3,800)
Payments on long-term borrowings                  (229)          (126)
Payments on joint venture borrowings              (369)          (301)
Payments of debt issuance costs                   (617)          (118)
Payments on capital leases                      (1,246)        (1,670)
                                          -------------  -------------
Net cash used in financing activities          (14,781)       (10,300)

Effect of exchange rate changes on cash
 and cash equivalents                             (445)          (245)
                                          -------------  -------------

Decrease in cash and cash equivalents           (3,952)        (1,642)
Cash and cash equivalents at beginning of
 period                                         10,777         10,360
                                          -------------  -------------

Cash and cash equivalents at end of period  $    6,825     $    8,718
                                          =============  =============
Supplemental disclosures:
Cash paid during the period for:
  Interest                                  $    4,694     $    4,535
  Income taxes                                     199            268
Supplemental disclosures of non-cash
 activity:
Debt issued for capital lease obligation    $    2,050     $    1,405



                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                            (in thousands)

                              Three months ended    Six months ended
                              -------------------  -------------------
                              June 30,  June 30,   June 30,  June 30,
                                2006      2005       2006      2005
                              --------- ---------  --------- ---------
Operating income                $7,245    $6,844    $13,883   $11,380
   Depreciation and
    amortization                 1,525     1,493      2,970     2,957
   Valuation allowance related
    to long-term receivable          -         -          -       900
   Income tax paid                (114)      (93)      (199)     (268)
   Minority interest               (74)      (87)      (198)     (208)
   Change in assets and
    liabilities                  6,762    (3,920)      (105)     (989)
   Capital expenditures and
    contingent purchase
    payments                      (356)     (235)      (828)     (579)

                              --------- ---------  --------- ---------
Operating cash flow            $14,988    $4,002    $15,523   $13,193
    Cash interest paid          (1,340)   (1,163)    (4,694)   (4,535)

                              --------- ---------  --------- ---------
Free Cash Flow (1)             $13,648    $2,839    $10,829    $8,658
   Decrease (Increase) in cash
    and cash equivalents           (27)     (821)     3,952     1,642
                              --------- ---------  --------- ---------
Free cash flow, net of change
 in cash                       $13,621    $2,018    $14,781   $10,300

(Uses)/Sources of cash:
   (Payments) on senior credit
    facility                   $(9,100)     $400    $(6,650)  $(3,800)
   (Payments) on long-term
    borrowings                  (1,025)   (1,100)    (1,844)   (2,097)
   (Payments) of debt issuance
    costs                         (539)      (36)      (617)     (118)
   Proceeds from exercise of
    stock options                   41        14        327        14
   (Repurchase) of common
    stock                       (2,998)   (1,296)    (5,997)   (4,299)

                              --------- ---------  --------- ---------
Total (uses) of cash          $(13,621)  $(2,018)  $(14,781) $(10,300)

----------------------------------------------------------------------

(1)  Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                               Six months   Three months  Three months
                                 ended         ended         ended
                                June 30,      March 31,     June 30,
                                  2006          2006          2006
                              ------------  ------------  ------------
   Net cash provided by
    operating activities          $12,102       $(1,879)      $13,981
   Net cash (used in)
    investing activities             (828)         (472)         (356)
   Effect of exchange rate
    changes on cash and cash
    equivalents                      (445)         (468)           23
                              ------------  ------------  ------------
   Free cash flow                 $10,829       $(2,819)      $13,648




                               Six months   Three months  Three months
                                 ended         ended         ended
                                June 30,      March 31,     June 30,
                                  2005          2005          2005
                              ------------  ------------  ------------
   Net cash provided by
    operating activities           $9,482        $6,198        $3,284
   Net cash (used in)
    investing activities             (579)         (344)         (235)
   Effect of exchange rate
    changes on cash and cash
    equivalents                      (245)          (35)         (210)
                              ------------  ------------  ------------
   Free cash flow                  $8,658        $5,819        $2,839



                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                      June 30, 2006  December 31, 2005  June 30, 2005
                     --------------- ----------------- ---------------
Managed facilities            1,718             1,643           1,615
Leased facilities               263               263             289
                     --------------- ----------------- ---------------
Total facilities              1,981             1,906           1,904


    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com